Exhibit 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYx REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

As a Result of Recent Clinical, Strategic and Financial Progress ARYx is Well Positioned to Achieve its Corporate Milestones

FREMONT, CA., November 12, 2008 – ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its products for the third quarter ended September 30, 2008.  An announcement of the completion of an agreement to raise $21.6 million in a private placement is contained in an accompanying press release.

“We continue to make significant progress towards our clinical, strategic and importantly, financial goals and, as a result, we believe ARYx is well positioned to achieve its corporate and product-related milestones.  In fact, we are delighted to find ourselves progressing on multiple clinical programs while substantially strengthening our balance sheet,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx.  “Presently, we are in active discussions with a number of potential partners related to our leading product candidates, the novel, oral anticoagulant, ATI-5923, and the novel oral anti-arrhythmic agent, ATI-2042.  The announced private placement financing gives us increased leverage as we consider potential partnerships so that we can secure the right collaboration partner for these valuable assets.”

Company Highlights

•                  ARYx entered into a definitive agreement to raise $21.6 million in a private placement of approximately 9,649,545 shares of common stock from a group of existing and new top-tier investors.  Proceeds from this financing will be used to strengthen ARYx’s balance sheet and provide the necessary capital to execute on its planned clinical programs while enhancing ARYx’s strategic negotiating position with potential collaboration partners.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

•                  ARYx completed patient enrollment in the ongoing Phase 2/3 clinical trial of ATI-5923 against the leading anticoagulant agent, warfarin.  Based on recent interactions with the FDA, ARYx believes that this Phase 2/3 trial could be positioned as one of the pivotal trials needed for registration.  ARYx expects data from this trial to be available by the end of the first half of 2009 as previously forecast and is currently in active discussions with companies interested in potentially partnering on ATI-5923.

•                  ARYx completed enrollment in a Phase 2 clinical trial studying ATI-2042 for the treatment of patients with atrial fibrillation.  ARYx is confident it will be able to report top-line data from this trial by the end of this year, as previously forecast and is currently in active discussions with companies interested in potentially partnering on ATI-2042.

•                  ARYx is finalizing its submission to the FDA of the results for a Thorough QT (TQT) study of its oral prokinetic agent, ATI-7505.  ARYx will use these results, along with the existing positive clinical and preclinical data, to seek a collaboration partner to continue development of ATI-7505.

Results of Operations

For the third quarter of 2008, ARYx reported net income of $3.2 million, or $0.17 diluted net income per share, compared to a net loss of $7.3 million, or $6.30 net loss per share, in the third quarter of 2007.

Revenues for the third quarter of 2008 were $17.5 million compared to $1.0 million in the same period of 2007.  This one-time increase in revenue and net income was primarily due to the recognition of the remaining unrecognized nonrefundable upfront license fee received from Procter & Gamble Pharmaceuticals, Inc. (P&G) as a result of P&G’s termination during the quarter of the collaboration agreement covering our prokinetic agent, ATI-7505.

Research and development expenses for the third quarter of 2008 were $11.8 million compared to $6.6 million in the same period of 2007.  The increase in expense is primarily due to costs associated with the ongoing Phase 2/3 clinical trial for ATI-5923 and the ongoing Phase 2 clinical study of ATI-2042.

General and administrative expenses for the third quarter of 2008 were $2.4 million compared to $1.9 million for the third quarter of 2007.  The increase in expense is primarily due to higher personnel and related expenses, and other administrative costs associated with enabling ARYx to function as a public company, including efforts towards compliance with the requirements of the Sarbanes-Oxley Act.

As of September 30, 2008, ARYx had cash, cash equivalents and marketable securities totaling approximately $33.8 million. We believe that with the completion of the private placement announced today, the company will have sufficient funds to finance operations through the first quarter of 2010 even in the absence of the completion of any corporate alliances for its programs.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast on Wednesday, November 12, 2008 at 8:00 a.m. Pacific Time to review the results for third quarter of 2008 and to provide a general business update on the company. The Webcast will be available live via the Internet by accessing the ARYx Website at www.aryx.com. Alternatively, the call can be accessed by dialing 877-604-9674. Participants outside of the U.S. should dial 719-325-4916. The passcode for the call is 1256451.

Replays of the call will be available until December 15, 2008 at ARYx’s Website.

About ARYx Therapeutics Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, ATI-5923; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042; a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit the ARYx Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of our clinical results, the potential safety and efficacy and commercial potential of our product candidates, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials and the ability to find partners to help advance our product candidates through clinical development. Words such as “believe,” “expect,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that we will need substantial additional funding and may be unable to raise additional capital when needed which would force us to limit or cease our operations and related product development programs, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we depend on collaborative arrangements to complete the development and commercialization of each of our product candidates and we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923, ATI-2042 and ATI-7505, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$20,811	$55,476
Marketable securities	13,031	7,640
Other current assets	1,592	1,783
Total current assets	35,434	64,899
Property and equipment, net	3,441	3,655
Other assets	1,848	1,071
Total assets	$40,723	$69,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$6,436	$6,008
Current portion of long-term borrowings	6,354	3,536
Current portion of deferred revenue	—	3,913
Total current liabilities	12,790	13,457
Long-term borrowings	7,368	3,444
Deferred revenue	—	15,584
Other non-current liabilities	1,527	1,793
Stockholders’ equity:
Common stock	18	18
Additional paid-in capital and other	159,913	158,053
Accumulated deficit	(140,893)	(122,724)
Total stockholders’ equity	19,038	35,347
Total liabilities and stockholders’ equity	$40,723	$69,625

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Collaboration services	$—	$66	$232	$252
Technology license fees	17,544	974	19,492	2,922
Total revenue	17,544	1,040	19,724	3,174

Costs and expenses:
Cost of collaboration service revenue	—	66	232	252
Research and development	11,757	6,586	29,403	17,602
Selling, general and administrative	2,374	1,902	7,970	5,526
Total costs and expenses	14,131	8,554	37,605	23,380
Income (loss) from operations	3,413	(7,514)	(17,881)	(20,206)

Interest and other income, net	292	505	1,149	1,684
Interest expense	(474)	(292)	(1,437)	(935)
Net income (loss)	$3,231	$(7,301)	$(18,169)	$(19,457)

Net income (loss) per share:
Basic	$0.18	$(6.30)	$(1.03)	$(17.75)
Diluted	$0.17	$(6.30)	$(1.03)	$(17.75)

Weighted average shares used in computing:
Basic net income (loss) per share	17,663	1,158	17,645	1,096
Diluted net income (loss) per share	18,628	1,158	17,645	1,096